SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )1


                           Vion Pharmaceuticals, Inc.
                           --------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    927624106
                                    ---------
                                 (CUSIP Number)

                                February 11, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                               (Page 1 of 5 Pages)

-----------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO.  927624106           13G             Page    2     of     5      Pages
           ---------                                -------      ---------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER
 NUMBER OF
   SHARES                          0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                 6       SHARED VOTING POWER
    EACH
 REPORTING                         3,500,000
   PERSON              ---------------------------------------------------------
    WITH                   7       SOLE DISPOSITIVE POWER

                                   0
                       ---------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                                   3,500,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,500,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  927624106           13G             Page    3     of     5      Pages
           ---------                                -------      ---------
--------------------------------------------------------------------------------


                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)


ITEM 1(a).  NAME OF ISSUER:

                  Vion Pharmaceuticals, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            4 Science Park
            New Haven, CT 06511

ITEM 2(a).  NAME OF PERSON FILING:

                  Galleon Management, L.P.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(c).  CITIZENSHIP:

                  United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:

                  927624106

--------------------------------------------------------------------------------
CUSIP NO.  927624106           13G             Page    4     of     5      Pages
           ---------                                -------      ---------
--------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2 (b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned:

                       3,500,000 shares of Common Stock

            (b)  Percent of Class:

                       8.9%

            (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote: 0

                   (ii) Shared power to vote or to direct the vote: 3,500,000

                  (iii) Sole power to dispose or to direct the disposition of: 0

                   (iv) Shared power to dispose or to direct the disposition of:
                        3,500,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Of the shares of Common Stock being reported as beneficially owned by the Reporting Person: (i) 2,177,350 shares are held by Galleon Healthcare Offshore, Ltd., an offshore entity of which the Reporting Person is its investment manager; (ii) 780,000 are held by an offshore entity of which the Reporting Person is its investment manager; (iii) 322,650 are held by a limited partnership of which the Reporting Person is its management company; and (iv) 220,000 are held by a limited partnership of which the Reporting Person is its management company. Each of the entities named or described in (i) - (iv) of this Item 6 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

--------------------------------------------------------------------------------
CUSIP NO.  927624106           13G             Page    5     of     5      Pages
           ---------                                -------      ---------
--------------------------------------------------------------------------------



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      FEBRUARY 18, 2004
                                      Date


                                      /s/ RAJ RAJARATNAM
                                      ------------------
                                      Raj Rajaratnam, Managing Member of
                                      Galleon Management, L.P.'s General Partner